                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                  Current Report

                    Filed pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 23, 1997

                              BRANDYWINE REALTY TRUST
                 (Exact name of registrant as specified in its charter)


      MARYLAND                           1-9106               23-2413352
(State or Other Jurisdiction          (Commission         (I.R.S. Employer
      of Incorporation)                file number)       Identification Number

             16 Campus Boulevard, Newtown Square, Pennsylvania 19073
                    ( Address of principal executive offices)

                                 (610) 325-5600
                (Registrant's telephone number, including area code)


                                  Page 1 of 6 pages

ITEM 5. Other Events.

    During the week of June 23, 1997, the Company has entered into agreements to acquire eight office buildings (collectively, the "Pending Acquisition"), which contain an aggregate of approximately 816,000 net rentable square feet, for an aggregate purchase price of approximately $77.2 million. If the purchase of the Pending Acquisitions is consummated, the Company's portfolio will consist of 83 properties (74 of which are office properties and nine of which are industrial properties) containing an aggregate of approximately 1.5 million net rentable square feet. Set forth below are brief descriptions of the Pending Acquisitions.

    -The Company has entered into an agreement of sale to purchase five office properties containing an aggregate of approximately 574,241 net rentable square feet located in Reading, Berks County, Pennsylvania and approximately 147 acres of land for an aggregate purchase price of approximately $40 million. As of June 16, 1997, the occupancy rate of these properties was approximately 85% and these properties were leased to 15 tenants. Major tenants at these properties include Hertz Penske Truck Leasing Inc., Parsons Power and UGI Utilities, Inc.

    -The Company has entered into an agreement of sale to purchase three office properties containing approximately 241,458 net rentable square feet located in Tredyffrin Township, Chester County, Pennsylvania and approximately 12.5 acres of land for an aggregate purchase price of approximately $37.2 million. As of June 16, 1997, the occupancy rate of these properties was approximately 98%, and these properties were leased to 21 tenants. Major tenants at these properties include Delaware Valley Financial Services, Devon Direct
Marketing & Advertising, Inc. and Shared Medical Systems, Inc.

     The consummation of the purchase of the Pending Acquisitions is subject to the satisfaction of numerous conditions, including, without limitation, the completion of due diligence and Board of Trustee approval. No assurances can be given that the Company will acquire any of the Pending Acquisitions.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.
          23.1 Consent of Arthur Andersen LLP.
          23.2 Consent of Zelenkofske Axelrod & Co., Ltd.
          23.3 Consent of Cushman & Wakefield of Pennsylvania, Inc.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BRANDYWINE REALTY TRUST

Date: June 27, 1997               By: /s/ Gerard H. Sweeney
                                      ---------------------
                                      Title: President and Chief Executive
                                             Officer